EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2020 Incentive Award Plan of Playtika Holding Corp. and to the incorporation by reference therein of our report dated October 16, 2020, except for the effects of the stock split as described in Note 10 as to which the date is January 7, 2021, with respect to the consolidated financial statements of Playtika Holding Corp. included in the Registration Statement (Form S-1 No. 333-251484) and related Prospectus of Playtika Holding Corp. filed with the Securities and Exchange Commission on January 15, 2021.

January 15, 2021	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global